Exhibit 99.1

Contacts:

Peter Garcia PDL BioPharma, Inc. 775-832-8500 peter.garcia@pdl.com	Jennifer Williams Cook Williams Communications, Inc. 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Appoints David Montez

as Controller and Chief Accounting Officer

INCLINE VILLAGE, NV, July 24, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the Company has appointed David Montez, CPA, as controller and chief accounting officer. Mr. Montez’s appointment is effective as of today.

“Dave brings more than 13 years of experience in overseeing accounting and financial functions across public and private companies and public accounting firms, and we are pleased to welcome him to our team” stated Peter Garcia, vice president and chief financial officer of PDL BioPharma. “We believe that his knowledge of accounting and financial reporting procedures will enhance and further strengthen our finance team.”

Mr. Montez joins PDL from GlassPoint Solar, Inc., where he served as director of finance and corporate controller managing a large team and the company’s reporting processes. Prior to that, Mr. Montez served for six years at Moss Adams LLP as an audit senior manager. As a partner candidate, he managed and mentored over 80 people during his tenure there and provided consulting and audit services to multiple companies, many of which were in the life sciences sector. Previously, he was controller at Harmonic Inc. and senior associate at PricewaterhouseCoopers LLP. Mr. Montez is a licensed certified public accountant (CPA) and holds a BA in Accounting from the University of Utah.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the Company’s business are disclosed in the risk factors contained in the Company's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.